SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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JENNIFER CONVERTIBLES, INC.
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JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 10, 2004

Dear Stockholders:

The 2004 Annual Meeting of Stockholders of Jennifer Convertibles, Inc. will be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern Time on Tuesday, February 10, 2004, for the following purposes:

1.	To elect a Board of Directors to serve until the 2005 Annual Meeting of Stockholders;

2.	To ratify the appointment of Eisner LLP as our independent auditors and public accountants for the fiscal year ended August 28, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are invited to attend the meeting. Stockholders of record at the close of business on December 22, 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

The foregoing items of business are more fully described in the proxy statement that is attached hereto and a part of this notice.

The Board of Directors unanimously recommends that you vote for all of the proposals.

By Order of the Board of Directors

/s/ Harley J. Greenfield Harley J. Greenfield Chairman and Chief Executive Officer

December 29, 2003
Woodbury, New York

JENNIFER CONVERTIBLES, INC.
419 Crossways Park Drive
Woodbury, New York 11797

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

February 10, 2004

INTRODUCTION

This proxy statement and the accompanying proxy is furnished in connection with the solicitation by the Board of Directors of Jennifer Convertibles, Inc., a Delaware corporation (sometimes referred to in this proxy statement as the Company or Jennifer Convertibles), of proxies for use at the 2004 Annual Meeting of Stockholders (Annual Meeting), to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at 10:00 a.m., Eastern time, on February 10, 2004, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. We intend to mail this proxy statement and the accompanying proxy card on or about December 29, 2003 to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders for the fiscal year ended August 30, 2003 is being mailed with this proxy statement, but does not constitute a part hereof.

PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. A return envelope (postage paid if mailed in the United States) is enclosed for that purpose.

METHODS OF VOTING

You may vote by signing and returning the enclosed proxy card or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our offices, located at 419 Crossways Park Drive, Woodbury, NY 11797; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

We are soliciting the enclosed proxy card on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our directors, officers and employees may solicit proxies by telephone or fax. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. No additional compensation will be paid for such solicitation.

HOW PROXY CARDS ARE VOTED

The proxy holders named on the proxy card are Harley J. Greenfield, our Chairman and Chief Executive Officer, and Rami Abada, our President, Chief Financial Officer, Chief Operating Officer and a director. The proxy holders will vote shares according to the stockholder instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of Eisner LLP as our independent auditors for the fiscal year ending August 28, 2004; and in their discretion, on any other business that may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock represented at the Annual Meeting in person or by proxy constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner.

Directors are elected by a plurality of votes cast, so the seven nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority as directed in the proxy card. Abstention and broker non-votes will count neither for nor against election.

The proposal to ratify the appointment of the independent auditors for the fiscal year ending August 28, 2004 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes are not deemed to be present and represented and entitled to vote, and therefore will have no effect on the outcome of the vote.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock at the close of business on the record date of December 22, 2003, are entitled to vote at the meeting.

As of the close of business on December 22, 2003, there were 5,713,058 shares of common stock outstanding.

Each share of common stock is entitled to one vote.

DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights on any proposal referred to herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 19, 2003, information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the owner of more than five percent of our common stock, (b) each of our directors, (c) each of the named executive officers, and (d) all directors and executive officers and executive employees as a group. Information as to David A. Belford, the Pacchia, Grossman, Shaked, Wexford Group and Hans J. Klaussner and Klaussner Furniture Industries, Inc. is based on Schedules 13D filed by such persons or group and information as to M. Shanken Communications, Inc. is based on a Schedule 13G filed by such entity:

Name and Address of Beneficial Owner	Amounts and Nature of Beneficial Ownership (1)		Percent of Class (%)
Harley J. Greenfield (2)	1,609,936	(2)(3)	28.2
Edward B. Seidner (2)	839,714	(2)(4)	14.7
Fred J. Love (2)	585,662	(2)(5)(6)	10.3
Jara Enterprises, Inc. (a related private company) (2)	293,579	(6)	5.1
David A. Belford (7)	394,000	(7)	6.9
Pacchia, Grossman, Shaked, Wexford Group (8)	482,100	(8)	8.4
M. Shanken Communications, Inc. (9)	322,000	(9)	5.6
Bernard Wincig (10)	186,906	(10)	3.3
Edward G. Bohn (11)	62,833	(11)	1.1
Kevin J. Coyle (11)	69,583	(11)	1.2
Leslie Falchook (12)	77,600	(12)	1.4
Rami Abada (2)(13)	803,001	(13)	14.1
Kevin Mattler (14)	60,000	(14)	1.1
Hans J. Klaussner and Klaussner Furniture Industries, Inc. (15)	1,443,230	(15)	20.1
Mark Berman (16)	44,000	(16)	0.8
All directors and executive officers and executive employees as a group (nine (9) persons)	3,753,573	(2)(3)(4)	65.9

(1)	All of such shares are owned directly with sole voting and investment power, unless otherwise noted below.

(2)	The address of Messrs. Greenfield, Abada and Seidner is c/o Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797. The address of Fred J. Love and Jara Enterprises, Inc. is One Ames Court, Plainview, New York 11803. Mr. Greenfield and Mr. Love are brothers-in-law.

(3)	Includes (a) 292,831 shares underlying options granted to Mr. Greenfield by Mr. Love and a related private company, over which Mr. Greenfield has no voting power but has shared dispositive power, as such shares may not be disposed of without his consent and (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner, and (c) 697,047 shares of our common stock underlying options which are currently exercisable options, but does not include 200,000 shares of our common stock underlying options which are not currently exercisable. See “Executive Compensation.”

(4)	Includes 292,831 shares underlying the options granted to Mr. Seidner by Mr. Love and a related private company, over which Mr. Seidner has no voting power but has shared dispositive power, as such shares may not be disposed of without his consent and (b) 100,000 shares of our common stock underlying options which are currently exercisable options.

(5)	Includes 293,579 shares of common stock owned by a related private company, over which Mr. Love has sole voting and dispositive power, which, together with 292,083 shares owned directly by Mr. Love, are subject to the options granted to Mr. Greenfield by Mr. Love and the options granted to Mr. Seidner by Mr. Love and a related private company, and which may not be disposed of without the consent of the relevant optionee.

(6)	All of such shares are beneficially owned by Mr. Love, the sole stockholder of a related private company. Includes shares of our common stock owned by three of a related private company’s wholly-owned subsidiaries. Mr. Love has sole voting and shared dispositive power over such shares, as such shares are subject to the options granted by him to Mr. Greenfield and Mr. Seidner and may not be disposed of without the consent of the relevant optionee. The related private company’s address is One Ames Court, Plainview, New York 11803.

(7)	The address of David A. Belford is 2097 S. Hamilton Road, Suite 200, Columbus, Ohio 43232.

(8)	Represents the shares of our common stock owned by a group which was formed to object to the prior proposed settlement of the derivative litigation referred to in “Legal Proceedings.” The group consists of the following persons and entities, each of which has the sole and shared power to vote and dispose, and total beneficial ownership, of the shares of common stock set forth opposite such persons’ or entity’s name: (1) Anthony J. Pacchia — sole 11,000, shared 20,700, total 31,700; (2) F&Co., Inc. as Custodian for Pacchia under IRA Account — sole 16,000, shared 15,700, total 31,700; (3) Anthony J. Pacchia, P.C., (Money Purchase) fbo Pacchia — sole 2,500, shared 29,200, total 31,700; (4) Sandra Pacchia Custodian for Lee Pacchia — sole 1,100, shared 30,600, total 31,700; (5) Sandra Pacchia Custodian for Tom Pacchia — sole 1,100, shared 30,600, total 31,700; (6) Anthony T. Pacchia and Gloria Pacchia — sole 1,000, shared 15,000, total 16,000; (7) Anthony T. Pacchia, IRA Rollover — sole 15,000, shared 1,000, total 16,000; (8) Kenneth S. Grossman, Trustee, Profit Sharing Plan DLJSC — Custodian fbo Kenneth S. Grossman — sole 96,400, shared 3,500, total 99,900; (9) Kenneth S. Grossman — 3,500 sole, 96,400 shared, total 99,900; (10) IRA fbo Patricia Berger, DLJSC as custodian — sole 3,500, shared 0, total 3,500, (11) Ellen Grossman, Custodian for Andrew Grossman UGMA/ NY — sole 5,000, shared 0, total 5,000; (12) IRA fbo Howard Berger, DLJSC as custodian — sole 3,500, shared 0, total 3,500; (13) IRA fbo Jill Berger, DLJSC as custodian, Rollover Account — sole 3,500, shared 0, total 3,500; (14) IRA fbo Herbert Berger, DLJSC as custodian — sole 5,000, shared 0, total 5,000; (15) Marilyn Levy — sole 5,000, shared 0, total 5,000; (16) Ellen Grossman, Custodian for Joshua Grossman UGMA/NY — sole 5,000, shared 0, total 5,000; (17) Amir Shaked — sole 37,700, shared 1,300, total 39,000; (18) IRA fbo Amir Shaked — sole 1,300, shared 37,700, total 39,000; (19) Wexford Special Situations 1996, L.P. — sole 0, shared 142,783, total 142,783; (20) Wexford Special Situations 1996 Institutional L.P. — sole 0, shared 25,764, total 25,764; (21) Wexford Special Situations 1996 Limited — sole 0, shared 7,859, total 7,859; (22) Wexford-Euris Special Situations 1996, L.P. — sole 0, shared 36,094, total 36,094; (23) Wexford Management LLC — sole 0, shared 212,500, total 212,500; (24) IRA fbo Zachery Goldwyn — sole 52,500, shared 0, total 52,500. The address for group members (a) 1-5 is 602 Orchard Street, Cranford, New Jersey 07106, (b) 6 and 7 is 31 Center Board Drive, Bayville, New Jersey 08721, (c) 8-9, 11, 16, 17 and 18 is 620 Fifth Avenue, 7th Floor, New York, New York 10020, (d) 10 and 14 is 31 Wisconsin Avenue, N. Massapequa, New York 11578, (e) 12 and 13 is 58 Alpine Way, Dix Hills, New York 11746, (f) 15 is 155 East 76th Street, New York, New York 10022, (g) 19-21 and 23-24 is 411 West Putnam Avenue, Greenwich, Connecticut 06830, and (h) 22 is c/o Hemisphere Fund Managers Ltd., Harbour Centre, Georgetown, Grand Cayman Islands, B.W.I.

(9)	The address of M. Shanken Communications, Inc. is 387 Park Avenue South, New York, New York 10022.

(10)	Includes 8,800 shares of our common stock owned by Mr. Wincig’s wife and 62,333 shares of our common stock underlying exercisable options. Does not include 16,667 shares of our common stock underlying options which have not yet vested.

(11)	Includes, as to each individual, 58,333 shares of our common stock underlying exercisable options, but does not include 16,667 shares of our common stock underlying options which are not currently exercisable.

(12)	Includes 50,000 shares of our common stock underlying options which are currently exercisable options.

(13)	Includes 750,000 shares of our common stock underlying options which are currently exercisable options, but does not include 200,000 shares of our common stock underlying options which are not currently exercisable.

(14)	Includes 60,000 shares of our common stock underlying options which are currently exercisable options, but does not include 20,000 shares of common stock underlying options which are not currently exercisable.

(15)	Represents 1,424,500 shares underlying convertible preferred stock issued to Klaussner in connection with Klaussner’s $5,000,000 investment. Includes 300,000 shares of common stock subject to options to acquire preferred stock granted to Mr. Greenfield by Klaussner subsequent to November 30, 1999. See “Certain Relationships and Related Transactions.” Based on information contained in the Schedule 13D filed by Klaussner and its owner, Hans J. Klaussner, Mr. Klaussner is the sole stockholder of the parent of Klaussner and, accordingly, may be deemed the beneficial owner of the shares owned by Klaussner. Includes 18,730 shares of our common stock underlying options which are currently exercisable options. The principal address of Klaussner is 405 Lewallen Street, Asheboro, North Carolina 27203. Hans J. Klaussner’s address is 7614 Gegenbach, Germany.

(16)	Includes (a) 27,000 shares of our common stock; (b) 12,000 shares of our common stock held by Mr. Berman’s wife; (c) 2,000 shares of our common stock held under a Money Purchase Keogh f/b/o Mark Berman by CWAI Consultants Corp. and (iv) 3,000 shares of our common stock held under a Profit Sharing Keogh f/b/o Mark Berman by CWAI Consultants Corp. Does not include 25,000 shares of our common stock underlying options which are not currently exercisable

MANAGEMENT

Board of Directors

        Our Certificate of Incorporation and Bylaws provide for our business to be managed by or under the direction of the Board of Directors. Under our Certificate of Incorporation and Bylaws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of seven members. Directors are elected for a period of one year and thereafter serve, subject to the Bylaws, until the next annual meeting at which their successors are duly elected by the stockholders.

Name	Age	Position(s) with the Company
Harley J. Greenfield	59	Director, Chairman of the Board and Chief Executive Officer
Edward G. Bohn	58	Director
Kevin J. Coyle	59	Director
Edward B. Seidner	51	Director and Executive Vice President
Bernard Wincig	72	Director
Rami Abada	44	Director, President, Chief Operating Officer and Chief Financial Officer
Mark Berman	40	Director

Harley J. Greenfield

Mr. Greenfield has been our Chairman of the Board and Chief Executive Officer since August 1986 and was our President from August 1986 until December 1997. Mr. Greenfield has been engaged for more than 30 years in the furniture wholesale and retail business and was one of the co-founders of the private company that established the Jennifer Convertibles concept in 1975. Mr. Greenfield is a member of the New York Home Furnishings Association.

Edward G. Bohn

Mr. Bohn has been a member of our Board of Directors since February 1995. In March 2001, Mr. Bohn was appointed Chief Financial Officer of Nova Corp., a company that constructs and manages the construction of data centers serving the telecommunications (Internet) industry both domestically and internationally, after having been a director and consultant since December 1999. Since September 1994, he has also operated as an independent consultant in financial and operational matters.

Kevin J. Coyle

Mr. Coyle was appointed as a member of our Board of Directors in February 1995. Mr. Coyle has been a certified public accountant specializing in litigation support since 1972. Since January 2000, Mr. Coyle has been serving as the Chief Financial Officer of FreshDirect of New York, Inc., a company that sells perishable food products directly to consumers over the Internet. Mr. Coyle graduated from Queens College with a B.S. in accounting and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Edward B. Seidner

Mr. Seidner became a member of our Board of Directors in August 1986 and an Executive Vice President in September 1994. From 1977 until November 1994, Mr. Seidner was an officer and a director of a related private company. Mr. Seidner has been engaged for more than 25 years in the furniture wholesale and retail business. Mr. Seidner is a member of the New York Home Furnishings Association.

Bernard Wincig

Mr. Wincig became a member of our Board of Directors in September 1986. Mr. Wincig has been an attorney in private practice since 1962. Mr. Wincig received his Juris Doctor degree from Brooklyn Law School.

Rami Abada

Mr. Abada became our President and a member of our Board of Directors in December 1997, has been our Chief Operating Officer since April 1994 and became the Chief Financial Officer in September 1999. Mr. Abada was our Executive Vice President from April 1994 to December 1997. Prior to joining us, Mr. Abada had been employed by a related private company since 1982. Mr. Abada is also a director of CCA Industries, Inc., a public company engaged in the manufacture and distribution of health and beauty aid products.

Mark L. Berman

Mr. Berman was appointed a member of our Board of Directors in May 2003. Mr. Berman has been the Managing Partner of Liquid Realty Partners, a buy-side investment firm that acquires limited partnership interests on a secondary basis in the $100 billion private real estate fund market, since March 2002. In 1994, Mr. Berman co-founded Trinad Partners, Inc., a boutique merchant banking firm, where he focused on mid-market leveraged-buyout and growth equity investments. In the late 1990's, Mr. Berman was a Co-Founder and Chairman of OuterForce Systems, Inc., an early stage software company. Mr. Berman has a J.D. from New York University School of Law and a B.S. in Finance from the State University of New York at Albany.

THE BOARD AND ITS COMMITTEES

Committees and Meetings

        Our directors are elected at the Annual Meeting of Stockholders and hold office until their successors are elected and qualified. Our officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. We do not currently have a nominating committee.

        The Board of Directors held five meetings during the 2003 fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he served as a director or committee member, as applicable.

        Compensation and Option Committee. During fiscal 2003, the Board of Directors had a Stock Option Committee, which consisted of Messrs. Bohn and Coyle. The Stock Option Committee held no meetings during the 2003 fiscal year. The Stock Option Committee was authorized to administer our stock option plans. In September 2003, the Stock Option Committee was replaced by a Compensation and Option Committee consisting of Messrs. Bohn, Coyle, Wincig and Berman. The role of the Compensation and Option Committee is to determine the compensation for each executive officer and for other key employees, both on an individual and group basis, and to act as the administrator of our stock option plans, which includes the authority to grant stock options to our employees, directors and consultants.

        Audit Committee. The Board of Directors has a separately-designated standing Audit Committee that consists of Mark Berman, Edward Bohn and Kevin Coyle. During the fiscal year ended August 30, 2003, the Audit Committee held eight meetings. The Audit Committee is empowered to review the engagement of our independent public accountants and the independence of the public accounting firm. The Audit Committee also reviews the audit and non audit fees of the independent public accountants and the results of their audit. Furthermore, the committee reviews the adequacy of our internal control procedures, the structure of our financial organization and the implementation of our financial and accounting policies, and monitors our transactions with the related private company. Messrs. Berman, Bohn and Coyle are “independent” as defined in Section 121(A) of the American Stock Exchange original listing requirements. The Board of Directors has adopted and amended a written charter for the Audit Committee.

Audit Committee Financial Experts

        Under new SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and whether that expert is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The  Board of Directors has determined that Messrs. Coyle and Bohn are “audit committee financial experts” and are also “independent”.

Code of Ethics

        The Board of Directors adopted a Corporate Code of Conduct and Ethics during fiscal 2003, which applies to all directors, officers and employees, including our principal executive officer and principal financial officer.   A copy of the Code of Ethics is attached as Appendix I to this Proxy Statement and a copy will be provided to any person without charge upon written request to our address, attention: Corporate Secretary.

Legal Proceedings

        Beginning in December 1994, a series of six actions were commenced as derivative actions on our behalf, against, among others, Harley J. Greenfield, Fred J. Love, Edward B. Seidner and Bernard Wincig, in: (a) the United States District Court for the Eastern District of New York, entitled Philip E. Orbanes v. Harley J. Greenfield, et al., Case No. CV 94-5694 (DRH) and Meyer Okun and David Semel v. Al Ferrara, et al., Case No. CV 95-0080 (DRH); Meyer Okun Defined Benefit Pension Plan, et al. v. Bdo Seidman & Co., Case No. CV 95-1407 (DRH); and Meyer Okun Defined Benefit Pension Plan v. Jerome I. Silverman Company, et. al., Case No. CV 95-3162 (DRH); (b) the Court of Chancery for the County of New Castle in the State of Delaware, entitled Massini v. Harley J. Greenfield, et. al., Civil Action No. 13936 (WBC); and (c) the Supreme Court of the State of New York, County of New York, entitled Meyer Okun Defined Benefit Pension Plan v. Harley J. Greenfield, et. al., Index No. 95-110290.

        The complaints in each of these actions assert various acts of wrongdoing by the defendants, as well as claims of breach of fiduciary duty by certain of our present and former officers and directors, including, but not limited to, claims relating to the matters described in our December 2, 1994 press release.

        As described in prior filings with the Securities and Exchange Commission, we entered into settlement agreements in connection with the derivative litigation, and in the case of certain of such agreements, we agreed to court approval of such settlement by a certain date. Such court approval was not obtained by such date, and in July 1998, a related private company exercised its option to withdraw from the settlement.

        As described under the heading “Certain Relationships and Related Transactions”, on July 6, 2001, a related private company and we entered into a series of agreements designed to settle the derivative action among such private company, certain of our current and former officers and directors, former accounting firms and us. Effectiveness of the agreements is subject to certain conditions, including court approval. We also entered into an Interim Operating Agreement designed to implement certain of the provisions of the settlement agreement prior to court approval. While we expect that such settlement agreements will soon be presented to the court for its approval, there can be no assurance that the court will approve the settlement or that a settlement will occur on the terms described under such heading.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth compensation paid for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001, or such shorter period as such employees were employed by us, to those persons who were either (a) the chief executive officer as of August 30, 2003 or (b) one of our four other most highly compensated executive officers or executive employees as of August 30, 2003 whose total annual salary and other compensation exceeded $100,000 (collectively with the Chief Executive Officer, the “Named Executive Officers”).

		Annual Compensation		Long-term compensation
				Awards		Payouts
				Securities
Name and principal position	Year	Salary	Other annual compensation	Underlying options/ SARs			All other compensation
(a)	(b)	($) (c)	($) (e)	(#) (g)			($) (i)
Harley J Greenfield,	2003	431,974 (1)	— (1)	300,000	(4)		0
Chairman of the	2002	425,000	335,650	—			0 (1)
Board and Chief	2001	414,400	127,234	300,000	(3)		0
Executive Officer

		Annual Compensation		Long-term compensation
				Awards		Payouts
				Securities
Name and principal position	Year	Salary	Other annual compensation	Underlying options/ SARs			All other compensation
(a)	(b)	($) (c)	($) (e)	(#) (g)			($) (i)
Rami Abada, President,	2003	532,052 (2)	— (2)	300,000	(6)		0
Chief Operating	2002	429,400	335,650	—			0 (2)
Officer and Interim	2001	414,000	127,234	150,000	(5)		0
Chief Financial
Officer

Edward B. Seidner,	2003	300,000	—	—			0
Executive Vice	2002	300,000	—	—			0
President	2001	240,000	—	100,000	(7)		0

Kevin Mattler, Senior	2003	131,000	24,744	30,000	(8)		0
Vice President-Store	2002	131,000	21,530	—			0
Operations	2001	131,000	15,000	—			0

Leslie Falchook Senior	2003	116,000	—	—			0
Vice President-	2002	116,000	—	—			0
Administration	2001	116,000	—	—			0

__________
(1)	On August 15, 1999, we entered into a five year renewable employment agreement with Mr. Greenfield under which Mr. Greenfield is entitled to a base salary of $400,000, subject to certain cost-of-living increases, and incentive bonuses based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and revenues. During the 2001 and 2002 fiscal years, we provided Mr. Greenfield, at our own expense, a split-dollar life insurance policy for his benefit with a face amount equal to $6,000,000. The premium was $111,000 for the fiscal year ended August 31, 2002. In 2003, we ceased the payment of premiums for the policy.

(2)	On August 15, 1999, we entered into a five year renewable employment agreement with Mr. Abada under which Mr. Abada is entitled to a base salary of $400,000 for the first three years and $500,000 thereafter, subject to certain cost-of-living increases, incentive bonuses based on EBITDA and revenues, and stock options to purchase 300,000 shares of our common stock at $3.51 per share which were granted to Mr. Abada in August of 1999. During the 2001 and 2002 fiscal years, we provided Mr. Abada, at our own expense, a split-dollar life insurance policy for his benefit with a face amount equal to $3,000,000. The premium was $32,000 for the fiscal year ended August 31, 2002. In 2003, we ceased the payment of premiums for the policy.

(3)	On January 12, 2001, Mr. Greenfield was granted options to purchase 300,000 shares of our common stock at $3.52 per share.

(4)	On November 25, 2002, Mr. Greenfield was granted options to purchase 300,000 shares of our common stock at $3.90 per share.

(5)	On January 12, 2001, Mr. Abada was granted options to purchase 150,000 shares of our common stock at $3.52 per share.

(6)	On November 25, 2002, Mr. Abada was granted options to purchase 300,000 shares of our common stock at $3.90 per share.

(7)	On January 12, 2001, Mr. Seidner was granted options to purchase 100,000 shares of our common stock at $3.52 per share.

(8)	On November 25, 2002, Mr. Mattler was granted options to purchase 30,000 shares of our common stock at $3.90 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table provides information regarding the exercise of options by each of the named executive officers during the 2003 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of August 30, 2003 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

			Number of Securities Underlying Unexercised Option at August 30, 2003 (%)				Value of Unexercised In-the- Money Options at August 30, 2003 ($) (1)
Name	Shares Acquired on Exercise ($)	Value Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
			Shares	%	Shares	%
Harley J Greenfield (2)(3)(9)(12)	N/A	N/A	497,047	26.2	400,000	38.3	$650,626	$106,000

Rami Abada (3)(5)(6)(7)(10)(13)	N/A	N/A	600,000	31.7	350,000	33.5	$590,000	$78,500

Edward B. Seidner (3)(11)	N/A	N/A	66,666	3.5	33,334	3.2	$36,666	$18,334

Leslie Falchook (3)(4)	N/A	N/A	50,000	2.6	0	0.0	$103,500	$0

Kevin Mattler (3)(8)(14)	N/A	N/A	50,000	2.6	30,000	2.9	$103,500	$5,100

(1)	The value of unexercised in-the money options at fiscal year end assumes a fair market value for our common stock of $4.07, the closing sale price per share of our common stock as reported on the American Stock Exchange on August 30, 2003, less the exercise price of each option.
(2)	Includes 297,047 options granted on August 10, 2000 at an exercise price of $ 2.25 per share.
(3)	All options were granted at an exercise price at least equal to the market value of the underlying common stock on the date of grant.
(4)	Includes 50,000 options granted on May 6, 1997 to Mr. Falchook at an exercise price of $2.00 per share in exchange for the cancellation of 20,000 options granted on January 25, 1993 to Mr. Falchook at an exercise price of $13.125 per share.
(5)	Includes 100,000 options granted on May 6, 1997 to Mr. Abada at an exercise price of $2.00 per share.
(6)	Includes 100,000 options granted on December 3, 1997 to Mr. Abada at an exercise price of $2.44 per share.
(7)	Includes 300,000 options granted on August 15, 1999 to Mr. Abada at an exercise price of $3.51 per share.
(8)	Includes 50,000 options granted on May 6, 1997 to Mr. Mattler at an exercise price of $2.00 per share.
(9)	Includes 300,000 options granted on January 12, 2001 to Mr. Greenfield at an exercise price of $3.52 per share.
(10)	Includes 150,000 options granted on January 12, 2001 to Mr. Abada at an exercise price of $3.52 per share.
(11)	Includes 100,000 options granted on January 12, 2001 to Mr. Seidner at an exercise price of $3.52 per share.
(12)	Includes 300,000 options granted on November 25, 2002 to Mr. Greenfield at an exercise price of $3.90 per share.
(13)	Includes 300,000 options granted on November 25, 2002 to Mr. Abada at an exercise price of $3.90 per share.
(14)	Includes 30,000 options granted on November 25, 2002 to Mr. Mattler at an exercise price of $3.90 per share.

Employment Agreements

        Messrs. Greenfield and Abada each entered into an employment agreement with us for a five-year period commencing August 15, 1999. Each agreement was automatically renewed for a one-year period on the third and fourth anniversaries of the effective date and shall automatically renew for an additional year on each anniversary thereafter, absent notice of termination by the executive or us.

        Mr. Greenfield is serving as Chief Executive Officer at a salary of not less than $400,000 per year, to be increased annually as provided in his agreement. Mr. Abada is serving as Chief Financial Officer, Chief Operating Officer and President at a salary of not less than $400,000 per year for the first three years of his employment term and not less than $500,000 per year thereafter, to be increased annually as provided in his agreement. Each agreement also provides for annual bonus compensation and participation in all compensation programs that we establish, including participation in our stock option plans.

        Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the company for “cause,” or by the employee for “good reason” (as these terms are defined in the employment agreements). Early termination may, in some circumstances, result in a lump sum payment of three times the executive’s annual salary in effect and the bonus earned for the fiscal year in which the termination occurs, plus continuation of employee welfare benefit plans for three years. Each agreement includes non-competition, non-solicitation and non-disparagement covenants.

Director Compensation

        Non-employee directors currently receive a fee of $10,000 per year, plus $500 per meeting attended which fees amounted to an aggregate of $52,333 in fiscal 2003. In addition, Edward Bohn will be paid $50,000 in connection with his service as Chairman of the Audit Committee during fiscal 2004. Directors are reimbursed for out-of-pocket expenses incurred in connection with their services as such. Directors are also awarded stock options annually. During fiscal 2003, Messrs. Bohn, Wincig and Coyle were each granted options to purchase 25,000 shares of our common stock at an exercise price of $3.90 per share and Mr. Berman was granted options to purchase 25,000 shares of our common stock at an exercise price of $3.60 per share. The exercise prices of the options are based on the trading price of our common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation.

        During fiscal 2003, none of our officers or employees participated in deliberations of the Board of Directors concerning executive officer compensation. None of our officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Report of the Board of Directors Regarding Executive Compensation

        In September 2003, the Board of Directors of Jennifer Convertibles designated and appointed a Compensation and Option Committee to replace its former Stock Option Committee. The Compensation and Option Committee initially consists of Edward Bohn, Kevin Coyle, Bernard Wincig and Mark Berman. The role of the Compensation and Option Committee is to determine the compensation for executive officers and for other key employees, both on an individual and group basis, and to act as the administrator of the Jennifer Convertibles 2003 Stock Option Plan, including having the authority to grant to our employees, directors and consultants options to purchase our common stock. Edward Bohn, Kevin Coyle and Mark Berman are “independent” as defined in Section 121 (A) of the American Stock Exchange original listing requirements.

        Prior to the formation of the Compensation and Option Committee, decisions regarding the compensation of executive officers were made by the entire Board of Directors, except that, when the compensation of an executive officer who is also a director was being decided, such director did not participate in the consideration or decision regarding his compensation. The Board has evaluated performance and determined compensation policies and levels for executive officers. Furthermore, while the former Stock Option Committee administered our stock option plans and were authorized to grant options to non-management employees and consultants, the full Board reviewed and approved all option grants for executive officers and directors, as well as options granted outside of such plans.

        Executive compensation policy. In order to retain qualified personnel, we must offer a total compensation package that has the potential for substantial rewards for our long term success. Our aim is to retain and reward executive officers and other key employees who contribute to our success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Board has adopted a total compensation package comprised of base salary, annual bonus and stock option awards. Key elements of the compensation philosophy are:

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

        Determining executive compensation. The compensation for our principal executive officer and principal financial officer is governed by the terms of preexisting employment agreements with each of these individuals. With respect to the annual salaries of our other executives, the Board reviews how well these executives are serving Jennifer Convertibles’ goals and determines annual compensation for the coming year. The Board also reviews the performance of each executive officer and the financial condition of the company. The Board then considers the following major components of executive compensation for all executive officers (including the principal executive officer and principal financial officer, with respect to the Board’s determining of their annual bonus and stock option awards):

Base salary. Each executive officer receives a salary based on the executive’s experience, qualifications and performance. The Board annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. With respect to the principal executive officer and principal financial officer, the Board adheres to the terms of their respective employment agreements in its determination of the base salaries of these individuals. Absent the existence of an employment agreement that provides for salary increases, base salaries will only increase if each executive’s historical performance warrants an increase and if the increase is prudent in view of our financial condition.

Annual bonus. In addition to the base salary, we may reward executives each year for the achievement of financial or operational goals. Our decisions with respect to cash bonuses also take into account our liquidity and capital resources at the time. We did not give out bonuses to any of our executive officers during fiscal 2003.

Additional Compensation. At present, we also grant options pursuant to our 2003 Stock Option Plan, We do not have a defined benefit pension plan, and contributions to executives’ accounts under our 401(k) plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of the fair market value of our common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. In determining persons who receive options and the number of shares to be covered by each option, the Board considers the person’s position, responsibilities, service, accomplishments, present and future value to the company, the anticipated length of his or her future service and other relevant factors.

        Fiscal Year 2003 compensation. During the fiscal year ended August 30, 2003, we continued compensation under our employment agreements with Mr. Greenfield and Mr. Abada, with increases in their base salaries as called for in their respective agreements. Stock option grants for the executive officers reflected their achievement of corporate and operational goals.

        The salary for our Chief Executive Officer, Harley J. Greenfield, during the last fiscal year was determined in accordance with our employment agreement with him, effective as of August 15, 1999. The stock options granted to Mr. Greenfield were determined in accordance with the criteria described above under, “Determining Executive Compensation.” Mr. Greenfield’s compensation reflects the Board’s subjective assessment of (1) his performance, (2) his skills in relation to other CEOs in the retail furniture industry, and (3) the Board’s assessment of Jennifer Convertibles’ performance.

SUBMITTED BY THE BOARD OF DIRECTORS:

Harley J. Greenfield, Chairman
Edward G. Bohn
Kevin J. Coyle
Edward B. Seidner
Bernard Wincig
Rami Abada
Mark Berman

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG JENNIFER CONVERTIBLES, INC., THE NASDAQ
STOCK MARKET (U.S.) INDEX AND A PEER GROUP

Begin: 8/31/1998
Period End: 8/31/2003
JENNIFER CONVS INC	End: 8/31/2003
Date*	Transaction Type	Closing Price**	Beginning No. Of Shares***	Dividend per Share	Dividend Paid	Shares Reinvested	Ending Shares	Cum. Tot. Return
31-Aug-98	Begin	1.81	55.17				55.17	100.00
31-Aug-99	Year End	2.11	55.17				55.17	116.38
31-Aug-00	Year End	2.38	55.17				55.17	131.03
31-Aug-01	Year End	1.99	55.17				55.17	109.52
31-Aug-02	Year End	4.10	55.17				55.17	226.21
31-Aug-03	End	4.05	55.17				55.17	223.17

* Specified ending dates or ex-dividends dates.
** All Closing VPrices and Dividends are adjusted for stock splits and stock dividends.
***‘ Begin Shares’ based on $100 investment.

	Cumulative Total Return
	8/31/98	8/31/99	8/31/00	8/31/01	8/31/02	8/31/03
"JENNIFER CONVERTIBLES, INC."	100.00	116.38	131.03	109.52	226.21	223.17
NASDAQ STOCK MARKET (U.S.)	100.00	185.55	284.19	121.61	89.25	122.97
S & P HOME FURNISHINGS SUPERCAP	100.00	106.06	90.30	127.25	133.91	155.36

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the Securities and Exchange Commission require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors, officers and ten percent stockholders. To our knowledge, based solely on our review of (a) the copies of such reports and amendments thereto furnished to us and (b) written representations that no other reports were required, during our fiscal year ended August 30, 2003, all of the filings for our officers, directors, and ten percent stockholders were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        Until November 1994, Harley J. Greenfield, Fred J. Love and Edward B. Seidner, each owned 33-1/3% of a related private company, which, together with its subsidiaries, owns or licenses certain stores (private company stores). In November of 1994, Messrs. Greenfield and Seidner sold their interests in the related private company for long-term notes and options to purchase shares of our common stock owned by Mr. Love and the related private company. As a result of such sale, Mr. Love now beneficially owns 100% of the private company. The private company is responsible for the warehousing for our stores, and the private company stores, and leases and operates the warehouse facilities for such stores. Until December 31, 1993, the private company was also responsible for purchasing and certain advertising and promotional activities for our owned stores, our licensed stores and the private company stores. Effective January 1, 1994, we assumed the responsibility for purchasing and advertising for our stores. The private company is responsible for a share of all advertising production costs and costs of publication of promotional material within the New York area. Until October 28, 1993, a corporation of which Messrs. Greenfield, Seidner and Love each owned 33-1/3%, owned the trademarks “Jennifer Convertibles” and “With a Jennifer Sofabed, There’s Always a Place to Stay.” On October 28, 1993, these trademarks were assigned to us from such corporation for nominal consideration, and we agreed to license such trademarks to the private company in New York, as described below. Mr. Love is, and until November 1994, Mr. Seidner was, an executive officer and director of the private company.

        As noted above, in November 1994, Mr. Greenfield and Mr. Seidner sold their interests in the private company in exchange for long-term promissory notes from the private company and options to purchase shares of our common stock that were owned by the private company and Mr. Love. These notes are due in December 2023. Only interest was payable on the notes until December 1, 2001 and, thereafter, principal is payable on a monthly basis through the maturity date. The aggregate principal amount of the notes is $10,273,204, of which $5,136,602 is owed to Mr. Greenfield and $5,136,602 is owed to Mr. Seidner. The notes bear interest at a rate of 7.5% per annum, although a portion of such interest was deferred for a period of time. During the fiscal year ended August 30, 2003, Mr. Greenfield and Mr. Seidner each received approximately $330,000 in interest on their promissory notes from the private company. The notes are secured by a security interest in the private company’s personal property. Mr. Love’s personal guaranty of the notes was released by Messrs. Greenfield and Seidner in connection with the tentative settlement of the litigation between the private company and us. The options owned by Mr. Greenfield and Mr. Seidner to purchase the Jennifer Convertibles common stock owned by Mr. Love and the private company referred to above are exercisable at a price of $15.00 per share until they expire on November 7, 2004, for an aggregate of 585,662 shares of such common stock, of which 292,831 options are owned by Mr. Greenfield and 292,831 by Mr. Seidner. In addition, Mr. Greenfield and Mr. Seidner each owe significant amounts to the private company.

        In July 2001, the private company and we entered into a series of agreements designed to settle the derivative action among the private company, certain of our current and former officers and directors and former accounting firms and us. Effectiveness of the agreements is subject to certain conditions, including court approval. We also entered into an Interim Operating Agreement designed to implement certain of the provisions of the settlement agreement prior to court approval.

        The material terms of the settlement agreements are as follows:

        Pursuant to a Warehouse Transition Agreement, the private company will transfer to us the assets related to the warehouse system currently operated by the private company and we will assume responsibility for the leases and other costs of operating the warehouse. Pursuant to computer hardware and software agreements, we will also assume control of and responsibility for the computer system used in the operations of the warehouse systems and stores while providing the private company with access to necessary services.

        Pursuant to a Warehousing Agreement, we will be obligated to provide warehouse services to the private company of substantially the type and quality that the private company formerly provided to us. During the first five years of the agreement, we will receive a fee of 2.5% on the net sales price of goods sold by the private company for up to $27,640,000 in sales, and 5% on net sales over $27,640,000. After five years, we will receive a fee of 7.5% of all net sales by the private company. In addition, during the full term of the agreement, we will receive a fee for fabric protection and warranty services at the rate we were being charged, subject to documented cost increases. On May 8, 2003, the private company and we entered into an Amendment No. 2 to the Warehousing Agreement. The parties agreed that we can increase the amount we charge to the private company for fabric protection by one third of the increase charged by the private company’s stores to its customers for like services. In turn, the parties agreed that the $600,000 annual payment to be paid to the private company by us at the end of our fiscal years ending August 30, 2003, August 28, 2004 and August 25, 2005 shall be adjusted on an annual basis, upwards or downwards, by $50,000 for each $1,000,000 by which our revenues from the sale of fabric protection and related warranties from all customers including the private company exceed, or are less than, $11,000,000.

        Pursuant to a Purchasing Agreement, we will continue to purchase merchandise for ourselves and the private company on substantially the same terms as our current terms, except that the private company will have 85 days to pay the amounts due.

        We will also receive, for no cost, the limited partnership interests in limited partnerships currently operating 48 stores. We currently own the general partnership interest in such limited partnerships. The operations of these stores are currently included in our consolidated financial statements, which are part of our Annual Report on Form 10-K for the fiscal year ended August 30, 2003. Accordingly, this will not materially impact our financial statements. However, after the settlement, we will wholly own the partnerships operating the stores.

        Under a Management Agreement and License, we will be responsible for managing the sales of the private company’s stores so that the stores will be substantially the same as our own stores, provided the private company is not obligated to spend more than $25,000 per store or $100,000 in any 12-month period on maintenance and improvements to its stores. If the private company’s sales for the period beginning January 1, 2002 and ending on August 30, 2003 had exceeded $45,358,000, we would have received a management fee of 48% of the excess. Thereafter, if the private company’s sales exceed $27,640,000 in any 12-month period beginning August 31, 2003, we will receive a management fee of 10% of excess up to $29,640,000, and 48% of any excess over $29,640,000 for that 12-month period.

        The private company has agreed to limit the number of its stores in the New York City area to a total of 30, one of which may be a clearance store for the sale of damaged or discontinued merchandise and floor samples. We have the right to open an unlimited number of stores in New York and will pay to the private company a royalty of $400,000 per year, which will also cover the stores recently opened in New York. We intend to open stores aggressively in New York.

        Because we may negatively impact the private company’s sales by opening additional stores of our own within the state of New York and because we will be managing the private company’s stores, we agreed to pay the private company 10% of the amount by which its net sales are less than $45,358,000 for the period beginning January 1, 2002 and ending on August 30, 2003, provided that if their net sales had fallen below $42,667,000 for that period, we would have been obligated to pay the private company 15% of the shortfall amount, provided further that such amounts, together with amounts we paid for advertising if the private company’s sales had dropped below $45,358,000 for the same period were not to exceed $4,500,000 in the aggregate Thereafter, we agreed to pay the private company 10% of the amount by which their yearly net sales for any 12 month period beginning August 31, 2003 are below $27,640,000, provided that if their yearly net sales fall below $26,000,000, we will pay the private company 15% of such shortfall amount, provided further that such amounts, together with amounts we may pay for advertising if the private company’s sales drop below $27,640,000, shall not, in the aggregate, exceed $2,700,000 in any such 12 month period. As Private Company sales did not meet the threshold amount, we paid $221,000 to the Private Company during the initial period ended August 30, 2003. The private company shall contribute $125,750 per month to advertising, provided that such amount shall be reduced by the lesser of $80,000 or 1% of our sales in New York (other than sales of leather furniture and sales from six stores in New York that we have owned for many years). Messrs. Greenfield and Seidner, each an officer, director and principal stockholder of our company, had agreed to be responsible for up to an aggregate of $300,000 of amounts due under these provisions in each year. The agreement with Messrs. Greenfield and Seidner was terminated effective July 16, 2003 and they were not required to pay a contribution of $188,000 for the year ended August 30, 2003.

        The private company has the right to close stores and, if it does, we have the right to purchase them for the cost of the related inventory (typically, approximately $50,000) and, subject to obtaining any necessary landlord’s consent, continue the operations of the stores for our own account. The closing of stores by the private company does not affect our obligation to pay the private company for shortfalls in its sales.

        The Management Agreement and License expire in 2049 and may be terminated by an arbitrator for material breach. The Management Agreement also terminates upon purchase by us of the private company’s stores pursuant to the Option Agreement described below. If terminated for a reason other than a purchase, we would be obligated not to sell furniture other than leather furniture in New York, except in certain counties, and, accordingly, would have to either sell our Jennifer Convertibles stores to the private company, close them or convert them to Jennifer Leather stores. In addition, in case of such termination, we would have to make up certain shortfalls, if any, in the private company’s sales in cash or by delivery of stores in New York that meet certain sales volume requirements.

        In settlement of certain disputes for amounts due us from the private company, the private company will execute three notes to us in the aggregate principal amount of $2,600,000, plus amounts owed at the closing date for purchasing and other services, including a note in the principal amount of $200,000, which is due over three years and bears interest at 6% per annum, a note in the principal amount of $1,400,000, which is due over five years and bears interest at 6% per annum, and a note for the remaining principal amount, which is due, with respect to the amount in excess of $1 million, if any, within ninety days, and with respect to the balance, if any, over five years without interest.

        Pursuant to an Option Agreement, we will receive the option to purchase the assets relating to the private company’s stores for a period of 10 years beginning on the tenth anniversary of entering into the Definitive Agreements at a purchase price starting at $8,125,000, plus the assumption of approximately $5,000,000 in principal of notes due to Messrs. Greenfield and Seidner, and decreasing over the term of the option. If we exercise the Option Agreement, the private company will enter into an Asset Purchase Agreement in the form attached to the Option Agreement.

        Under the Interim Operating Agreement, we will operate in most respects as if a closing under the agreements summarized above had occurred, except that the private company will not transfer the warehouse assets, computer system or limited partnership interests. However, we will operate the warehouse system and manage the private company stores as if the closing had occurred and we will be able to continue to open stores in New York as if such closing had occurred. If, for any reason, the court fails to approve the settlement and there is no appeal, the Interim Operating Agreement will terminate. In such case, everything would go back to the way it was before such agreement was signed, except that we would have a license to continue to operate the stores we open in New York for a royalty of $400,000 per year plus 5% of net sales in New York, except for sales of leather furniture and from certain of the older New York stores owned by us.

        Under the Interim Operating Agreement, we paid $200,000 as a one-time royalty fee for opening four additional stores in New York, which was accounted for in fiscal year 2001.

        The main impact of the Interim Operating Agreement is that we receive the benefits of operating the warehouse system, net of the related costs. We no longer have to pay the private company amounts for warehousing and fabric protection. We also generate additional revenues from services to the private company. However, offset against these savings are the expenses of operating the warehouse, including estimated annual rent of $1,000,000, as well as other operating expenses, including personnel. For fiscal 2003, the effect was a loss of $931,000.

        In addition, we will be able to open additional stores in New York, will manage the private company’s stores and will be subject to the possibility of having to make payments, for periods commencing after January 2002, in respect of any shortfall in the private company’s sales.

        One other consequence of operating under the Interim Operating Agreement is that the private company now has 85 days to pay for merchandise purchased by us for the private company’s account. The extended payment terms slow our cash flow from the private company and, based on purchases by the private company, in fiscal 2003, the adverse impact on cash flow was approximately $1,500,000, compared to the amount of cash we would have received from the private company under the prior payment terms of 30 days from invoice.

        A monitoring committee will be set up to review, on an on-going basis, the relationships between the private company and us in order to avoid potential conflicts of interest between us. The monitoring committee will consist of two persons, Kenneth Grossman, one of the parties objecting to the original settlement between the private company and us, and Edward G. Bohn, a current member of our Board of Directors, each of whom will be paid $50,000 per year for their services. The monitoring committee will remain in effect for five years after the approval of the settlement by the court.

        As of August 30, 2003, the private company owed to us $2,650,000 for current charges for fiscal 2003, which have since been fully paid. Amounts owed by the private company to us as of August 30, 2003, which consist of unpaid amounts from fiscal 1996 and prior years totaling $4,722,000, are reserved in the accompanying consolidated financial statements due to uncertain collectibility.

        Prior to the agreements signed in July 2001, the following agreements were in effect:

        Pursuant to a license agreement between the private company and us, the private company had the perpetual, royalty-free right to use, sublicense and franchise the use of the trademarks “Jennifer Convertibles,” with “Jennifer Sofabeds, There’s Always a Place to Stay” in the state of New York. The license is exclusive in that territory, and subject to certain exceptions, including nine stores operated by us in New York on a royalty-free basis and up to two additional stores that the private company has agreed may be opened in New York on a royalty-free basis.

        The private company provided certain warehouse facilities and related services, including arranging for goods to be delivered to such facilities and to customers pursuant to a warehousing agreement between the private company and us. The private company also provided fabric protection services, including a lifetime warranty, to our customers and our licensees.

        By agreement dated November 1, 1995, the private company and we agreed as to certain amounts owed to each other, as of August 26, 1995, as well as amounts owed by certain of our consolidated licensees other than Southeastern Florida Holding Corp., which we refer to as the “Private Licensees.” In addition, the private company agreed to assume the obligations of the Private Licensees referred to above and to offset the amounts owed to us by the private company against the amounts owed to the private company by us. Pursuant to the Offset Agreement dated March 1, 1996, we agreed to continue to offset, on a monthly basis, amounts owed by the private company and the Private Licensees to us for purchasing, advertising, and other services and matters against amounts owed by us to the private company for warehousing services, fabric protection, freight and other services and matters.

        Before May 26, 2001, the private company was responsible for all fabric protection warranty claims, and all fabric protection revenue was recognized when the sale was delivered. After May 26, 2001, as a result of the execution of the Interim Operating Agreement, we became responsible for all fabric protection claims, and revenue from the sale of fabric protection is recognized over the estimated service period. The result was that fabric protection revenue that we would have recognized as revenue immediately was treated as deferred income on our balance sheet and, if not for the amendment to the agreement with the private company referred to in the following paragraph, would have been recognized in proportion to the costs expected to be incurred in performing services under the plan.

        As this accounting treatment was an unintended result of the Interim Operating Agreement, we entered into an amendment to such agreement with the private company pursuant to which, for a payment of $400,000 payable in eight installments of $50,000, the private company became responsible for fabric protection claims made after June 23, 2002 as to previously sold merchandise and, for $50,000 per month, subject to adjustment based on the annual volume of sales of the fabric protection plans, the private company is responsible for fabric protection claims made with respect to all merchandise sold between June 23, 2002 and August 28, 2004, subject to an extension of the term at our option through August 27, 2005.

Additional Matters

        Rami Abada, our President, Chief Operating Officer and Chief Financial Officer, owned two corporations, each of which owned a licensed Jennifer Convertibles store. On March 23, 2000, Mr. Abada sold these two stores to the private company for the sum of $300,000. As of August 30, 2003, he has been paid in full.

        Since March 2003, we have been leasing space for a clearance center store in a building owned by Rami Abada’s father.

        From time to time, the private company and we use the services of Wincig & Wincig, a law firm of which Bernard Wincig, one of our directors and stockholders, is a partner. Mr. Wincig and his firm received approximately $154,000 of legal fees from the LP’s and us and an aggregate of approximately $11,000 from the private company during the fiscal year ended August 30, 2003.

        In March 1996, we executed a Credit and Security Agreement with our principal supplier and a major stockholder, Klaussner Furniture Industries, Inc. (Klaussner) which extended the payment terms for merchandise shipped from 60 days to 81 days. Since February 1999, we have not exceeded these 81-day payment terms. As of August 30, 2003, there were no amounts owed to Klaussner that violated these extended terms. On December 11, 1997, the Credit and Security Agreement was modified to include a late fee of .67% per month for invoices paid by us beyond the normal 60-day terms. This provision became effective in January 1998. As part of the Credit and Security Agreement, we granted to Klaussner a security interest in all of our assets including the collateral assignment of our leasehold interests, our trademarks and a licensee agreement to operate our business in the event of our default. In May 2003, as a result of our improved financial condition, we executed a Termination Agreement and Release whereby Klaussner released the liens on our assets. In connection with such Termination Agreement and Release, a credit line which Klaussner had made available to us in December 1999, whereby Klaussner agreed to lend us $150,000 per new store for up to 10 new stores was also terminated. The credit line had never been drawn upon.

        During the fiscal year ended August 30, 2003, we purchased approximately 60% of our merchandise from Klaussner.

        In fiscal 2003, Klaussner gave us $1,162,000 of allowances for a repair program.

PROPOSAL 1: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

        At the time of the Annual Meeting, the Board of Directors will consist of seven incumbent members who are seeking to be elected at the meeting to serve until the next annual meeting or special meeting of stockholders at which a new Board of Directors is elected and until their successors shall have been elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is currently one of our directors.

        The Board of Directors has nominated Harley J. Greenfield, Edward B. Seidner, Edward G. Bohn, Kevin J. Coyle, Bernard Wincig, Rami Abada and Mark Berman for election as our directors.

Required Vote

        The approval by a plurality of votes cast is required for the election of directors; therefore, the seven nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 1 TO ELECT AS DIRECTORS THE SEVEN NOMINEES PROPOSED BY THE BOARD OF DIRECTORS IN THIS PROXY STATEMENT.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF
EISNER LLP AS INDEPENDENT AUDITORS

        We recommend voting FOR the ratification of the appointment of Eisner LLP as our independent auditors and public accountants for the fiscal year ending August 28, 2004. Eisner served as our independent auditors for the fiscal years ended August 30, 2003 and August 31, 2002. We have requested that a representative of Eisner attend the meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Eisner LLP for the audit of our annual financial statements for the years ended August 30, 2003 and August 31, 2002, and fees billed for other services rendered by Eisner LLP during those periods.

	2002	2003
Audit fees:(1)	$207,796	$228,000

Audit related fees:(2)	167,186	10,800
Tax fees:	0	0
All other fees:(3)	120,202	14,071
Total	$495,184	$252,871

(1)	Audit fees consisted of audit work performed in the audit of our annual financial statements and review of financial statements included in our quarterly reports filed with the Securities and Exchange Commission.

(2)	Audit related fees consisted principally of assistance in connection with the interpretation of a comment letter that we received from the SEC regarding our annual financial statements for fiscal year 2002 and fees related to our registration statement on Form S-8.

(3)	All other fees in 2003 consisted principally of assistance in connection with the class action litigation described in the section “Legal Proceedings” of this proxy statement, and in 2002 all other fees consisted of fees related to the class action litigation and the implementation of accounting software by Eisner Information Solutions, a division of Eisner LLP.

        Our Audit Committee pre-approved the retention of Eisner LLP for audit and tax services. The auditor’s fees are arranged with management and annually summarized for the Audit Committee’s review and approval. All other permitted services require specific pre-approval by the Audit Committee.

Report of the Audit Committee

        We have reviewed and discussed the audited financial statements for the fiscal year ended August 30, 2003 with the Company’s management and have discussed with Eisner LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received from Eisner the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and we have discussed with Eisner their independence.

        Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 30, 2003.

THE AUDIT COMMITTEE

Mark Berman, Edward G. Bohn and Kevin J. Coyle

Required Vote

        The approval of a majority of the shares present in person or represented by proxy and entitled to vote, assuming a quorum, at the Annual Meeting, is required for ratification of the appointment of independent auditors and public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO RATIFY THE APPOINTMENT OF EISNER LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 28, 2004.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at our 2005 Annual Meeting of Stockholders must be received at our offices at 419 Crossways Park Drive, Woodbury, New York 11797, no later than August 31, 2004, for inclusion in our proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable SEC rules and regulations. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, management proxies may offer discretionary authority to vote on matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934.

        For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Security and Exchange Commission rules permit proxies to be voted at the discretion of management if (a) we receive notice of the proposal before the close of business on November 15, 2004 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on November 15, 2004.

OTHER MATTERS

        The Board is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of Jennifer Convertibles.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE FISCAL YEAR ENDED AUGUST 30, 2003, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. IF ANY PERSON RECEIVES THIS PROXY WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 30, 2003, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, JENNIFER CONVERTIBLES, INC., 419 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK 11797, AND THE COMPANY’S TELEPHONE NUMBER AT SUCH OFFICE IS (516) 496-1900.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Harley J. Greenfield
Chairman and Chief Executive Officer
December 29, 2003

APPENDIX I

JENNIFER CONVERTIBLES, INC.

CORPORATE CODE OF CONDUCT AND ETHICS

FOREWORD

        This Corporate Code of Conduct and Ethics, referred to as the “Code,” is intended to provide our associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. Every associate of the company must acknowledge his or her review of and agreement to comply with the Code as a condition of his or her relationship with the company. The term “associate” means every full and part-time employee of the company and its subsidiaries, all members of the company’s senior management, including the company’s Chief Executive Officer and Chief Financial Officer, and every member of the company’s Board of Directors, even if such member is not employed by the company.

        Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company.

        It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If any breach of the Code is known to you, you are obligated to report violations to the Corporate Compliance Officer or any member of the Compliance Committee, described in more detail below. By doing so, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

        The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to our company and ourselves.

        While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer or a member of the Compliance Committee.

        The provisions of the Code regarding the actions the company will take are guidelines, which the company intends to follow. There may be circumstances, however, that in the company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

IMPLEMENTATION OF THE CODE

        The following questions and answers address the company’s implementation of the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q:     Who is responsible for administering, updating and enforcing the Code?

A:     The Company’s Board of Directors has appointed a Corporate Compliance Officer and a Compliance Committee Member to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Corporate Compliance Officer and the Compliance Committee Member fulfill their responsibilities.

        The Corporate Compliance Officer is Edward Seidner. The Corporate Compliance Officer has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

•	Develop the Code based on legal requirements, regulations and ethical considerations that are raised in the company’s operations;
•	Ensure that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;
•	Assess compliance success with the Code;
•	Serve as a point person for reporting violations and asking questions under the Code; and
•	Revise and update the Code to respond to detected violations and changes in the law.

        The Compliance Committee Member is Edward G. Bohn. The primary responsibilities of the Compliance Committee Member is to:

•	Assist the Corporate Compliance Officer in developing and updating the Code;
•	Develop internal procedures to monitor and audit compliance with the Code;
•	Serve as point persons for reporting violations and asking questions under the Code;
•	Set up a mechanism for anonymous reporting of suspected violations of the Code by associates and refer, when appropriate, such reports to the Audit Committee;
•	Conduct internal investigations, with the assistance of counsel, of suspected compliance violations;
•	Evaluate disciplinary action for associates who violate the Code;
•	In the case of more severe violations of the Code, make recommendations regarding disciplinary action to the Board of Directors or a committee thereof; and
•	Evaluate the effectiveness of the Code and improve the Code.

        The Compliance Committee Member will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept as confidential as practicable under the circumstances.

Q:     How can I contact the Corporate Compliance Officer and the Compliance Committee Member?

A:      The names and phone numbers of the Corporate Compliance Officer and the Compliance Committee Member are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

Edward B. Seidner Corporate Compliance Officer	516-496-1900 extension 3228
Edward G. Bohn Compliance Committee Member	201-567-4404 extension 312

GENERAL REQUIREMENTS

To be honest, fair, and accountable in all business dealings and obligations, and to ensure:

•	The ethical handling of conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

•	Compliance with applicable governmental laws, rules and regulations.

CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the company to the exclusion of personal advantage. Associates are prohibited from any of the following activities, which could represent an actual or perceived conflict of interest:

•	No associate or immediate family member of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval from the Compliance Committee Member, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

•	No associate shall conduct a significant amount of business on the company’s behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal, officer or employee of such enterprise, without prior approval from the Compliance Committee Member, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

•	No associate or immediate family member of an associate shall serve as a director of any actual or potential competitor of the company.

•	No associate shall use any company property or information or his or her position at the company for his or her personal gain.

•	No associate shall engage in activities that are directly competitive with those in which the company is engaged.

•	No associate shall divert a business opportunity from the company to such individual’s own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company is or may become involved or in which the company may have an existing interest, the associate should disclose the relevant facts to the Corporate Compliance Officer or the Compliance Committee Member. The associate may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee Member.

•	No associate or immediate family member of an associate shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Committee Member. Please see Section IV.E. below, “Corporate Advances”, for more information on permitted corporate advances.

        In addition, the Audit Committee of the Board of Directors will review and approve all related-party transactions, as required by the Securities and Exchange Commission, The American Stock Exchange or any other regulatory body to which the company is subject.

Each associate should make prompt and full disclosure in writing to the Corporate Compliance Officer or Compliance Committee Member of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

PROTECTION AND PROPER USE OF COMPANY ASSETS AND ASSETS ENTRUSTED TO IT

Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company’s property also apply to property of others entrusted to it (including proprietary and confidential information).

Proper Use of Company Property

The removal from the company’s facilities of the company’s property is prohibited, unless authorized by the company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the company’s premises or used for purposes other than the company’s business without prior written authorization from the Compliance Committee Member.

The company’s products and services are its property; contributions made by any associate to their development and implementation are the company’s property and remain the company’s property even if the individual’s employment or directorship terminates.

Each associate has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the company’s business.

Confidential Information

The company provides its associates with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each associate must safeguard include (but are not limited to) the company’s plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of the company. No associate shall disclose the company’s confidential information to an unauthorized third party or use the company’s confidential information for his or her own personal benefit.

Accurate Records and Reporting

Under law, the company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access certain computer systems.

The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms.

Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company’s accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the integrity of the company’s external reports to shareholders and the Securities and Exchange Commission depends on the integrity of the company’s internal reports and record-keeping, all associates mustadhere to the highest standards of care with respect to our internal records and reporting. The company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal.

Any associate who believes the company’s books and records are not in accord with these requirements should immediately report the matter to the Corporate Compliance Officer or the Compliance Committee Member. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VIII below.

Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the company’s business needs, all associates must maintain records in accordance with the company’s Document Retention Policy, a copy of which is available from the Corporate Compliance Officer.

In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. Associates must handle such records in accordance with the procedures outlined in the company’s Document Retention Policy.

When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Corporate Compliance Officer the Compliance Committee Member. Associates should also direct all questions regarding our Document Retention Policy and related procedures to the Corporate Compliance Officer or the Compliance Committee Member.

        E. Corporate Advances

        Under law, the company may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes.

Company credit cards are to be used only for authorized, legitimate business purposes. An associate will be responsible for any unauthorized charges to a company credit card.

FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited.

Giving Gifts

An associate must not give cash or cash-equivalent gifts to any person or enterprise.

Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually associated with customary business practices. If the gift is of more than token value, the Compliance Committee must approve its acceptance.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent.

Unfair Competition

        Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

             Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

             Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the company’s services and products are both illegal and contrary to company policy. An associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

Antitrust Concerns

        Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in our company’s interest.

        Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the company to the imposition of injunctions, treble damages, and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the company.

        A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors all associates must follow these rules:

•	Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.

•	Be careful of your conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.

•	Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.

•	Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.

        Finally, always immediately inform the Corporate Compliance Officer or the Compliance Committee Member if local, state or federal law enforcement officials request information from the company concerning its operations.

GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Compliance Committee Member, the formation and operation of a political action committee.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Insider Trading Policy

        The company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

        The concept of who is an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of another company with which our company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

        Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company’s securities.

        Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

Equal Employment Opportunity

        The company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

        The company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department.Associates who have concerns regarding conduct they believe is discriminatory should also feel free to make any such reports to the Corporate Compliance Officer or the Compliance Committee Member.

Sexual Harassment Policy

        The company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the company will not tolerate sexual harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere.

        Each associate should be familiar with and abide by the company’s Sexual Harassment Policy. A copy of this policy is given to all associates of the company and is available from the Human Resources Department, the Corporate Compliance Officer or the Compliance Committee Member.

Health, Safety & Environment Laws

        Health, safety, and environmental responsibilities are fundamental to the company’s values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business.

        The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

Any associate of the company having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Corporate Compliance Officer or the Compliance Committee Member. Failure to report suspected or actual violations is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or legal action. The Company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

Any associate who reports a suspected violation under the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer the Compliance Committee Member, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.

In addition, any associate who reports a suspected violation under the Code which the associate reasonably believes constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.

QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

        Associates are encouraged to consult with the Corporate Compliance Officer and the Compliance Committee Member about any uncertainty or questions they may have under the Code.

        If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Corporate Compliance Officer or the Compliance Committee Member to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Committee Member will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

        Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee Member, with his recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission or The American Stock Exchange. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

        It is the company’s policy only to grant waivers from the Code in limited and compelling circumstances.

FREQUENTLY ASKED QUESTIONS AND ANSWERS

        The following questions and answers address each associate’s obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

        Q:     Do I have a duty to report violations under the Code?

        A:     Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Corporate Compliance Officer or the Compliance Committee Member. The Company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

        Q:      I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

        A:     The Code contains a clear non-retaliation policy which is located in Section VIII of the Code, meaning that if you in good faith report a violation of the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer or the Compliance Committee Member, the company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the company. The Company will endeavor to keep confidential any report you make to the Corporate Compliance Officer or the Compliance Committee Member to the extent practicable under the circumstances.

In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company.

        Q:      How are suspected violations investigated under the Code?

        A:     When a suspected violation is reported to the Corporate Compliance Officer or the Compliance Committee Member, the Corporate Compliance Officer will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation and/or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate’s immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The Company will endeavor to keep the identity of the reporting associate confidential to the fullest extent practicable under the circumstances.

        If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

        If the allegation is substantiated, the Compliance Committee Member will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee Member will make a recommendation to the Board of Directors of the company for its approval. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action.

        The Compliance Committee Member shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

        The company will endeavor to keep all proceedings and the identity of the reporting person as confidential as practicable under the circumstances.

        Q:      Do I have to participate in any investigation under the Code?

        A:     Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

        Q:      What are the consequences of violating the Code?

        A:     As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

        Q:      What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

        A:     The Corporate Compliance Officer and the Compliance Committee Member can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Committee Member. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer or the Compliance Committee Member, and if necessary, obtaining a waiver from the Code.

APPENDIX TO CORPORATE CODE OF CONDUCT AND ETHICS

ASSOCIATE’S AGREEMENT TO COMPLY

I have read Jennifer ConvertiblesCorporate Code of Conduct and Ethics (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

_____	To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code; OR
_____	I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

        In addition, I understand that I am required to report any suspected or actual violation of the Code. I understand that I am required to cooperate fully with the company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:	Date:
Name (Please print): Department/Location:

JENNIFER CONVERTIBLES, INC.

Annual Meeting of Stockholders
February 10, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned stockholder of Jennifer Convertibles, Inc. (“Company”) hereby constitutes and appoints Harley J. Greenfield and Rami Abada, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn, 215 Sunnyside Blvd., Plainview, New York 11803 at __:__ _.m., Eastern time, on February 10, 2004 or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please Detach and Mail in the Envelope Provided
[X] Please mark your votes
as in this example using
dark ink only.

1.	To elect a Board of Directors to serve until the 2005 Annual Meeting of Stockholders:

FOR [ ] all nominees listed at right (except as marked to the contrary above)	WITHHOLD [ ] AUTHORITY to vote for all nominees listed at right	Nominees: Harley J. Greenfield Edward B. Seidner Edward G. Bohn Kevin J. Coyle Bernard Wincig Rami Abada Mark Berman

INSTRUCTION: To withhold authority to vote
for any individual nominee(s), draw a line through the name of the nominee(s) above.

2.	To ratify the appointment of Eisner LLP as the independent auditors and public accountants for the Company for the fiscal year ending August 28, 2004.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please sign exactly as your name appears and return this proxy immediately in the enclosed stamped self-addressed envelope.

Signature(s)	Signature

Dated:

NOTE:	Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executives, administrators, trustees, etc. should state full title or capacity. Joint owners should each sign.